Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Reports Fourth Quarter 2012 Results

Fourth Quarter Highlights (Continuing Operations):

o	Record fourth quarter revenue of $293 million, operating income of $29 million, and diluted earnings per share from continuing operations of $0.64
o	Inbound orders of $232 million and backlog of $283 million, a year-over-year increase of 12 percent and 15 percent, respectively
o	Repurchased nearly $4 million of common stock

Full year 2012 Highlights (Continuing Operations):

o	JBT FoodTech segment operating profit margin of almost 10 percent, up 190 basis points year-over-year
o	Record JBT AeroTech segment operating profit margin of over 9 percent, up 50 basis points year-over-year
o	Diluted earnings per share from continuing operations of $1.26
o	Record cash flow from operating activities of $87 million, resulting in debt, net of cash, of $92 million at year-end
o	Replaced existing revolving credit facility with a new $300 million, 5-year facility

CHICAGO, March 6, 2013—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported fourth quarter and full year 2012 results.

Revenue for the fourth quarter was a record high of $293 million, an increase of 8 percent from the prior year quarter. This increase was largely driven by record fourth quarter revenue in JBT FoodTech. Gross profit margin of 26 percent expanded 150 basis points, resulting primarily from margin improvement initiatives executed earlier in the year. The gross profit margin expansion in turn drove record operating income of $28.8 million, compared to $12.2 million operating income, net of $10.3 million in restructuring charges, in the prior year period. Fourth quarter 2012 diluted earnings per share from continuing operations was $0.64, also a record high. This compares to fourth quarter 2011 diluted earnings per share from continuing operations of $0.25, net of $0.23 per diluted share in restructuring charges. Fourth quarter inbound orders of $232.2 million and backlog of $283.1 million increased 12 percent and 15 percent, respectively, over the same period last year. Year-end backlog was up 24 percent from the prior year level after excluding $17.5 million of backlog associated with two contracts with the U.S. Air Force that had been cancelled, as discussed in the Company’s third quarter 2012 earnings call.

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Full year 2012 revenue of $917.3 million decreased 4 percent year-over-year. An increase in sales of aftermarket parts and services across both segments was more than offset by lower equipment sales, primarily in AeroTech, and unfavorable foreign currency translation impact. Despite the lower revenue, consolidated gross profit margin expanded 60 basis points to 25 percent, a result of favorable mix and margin improvement initiatives executed during the year. The gross margin expansion also drove a 12 percent increase in total segment operating profit to $87.5 million. Consolidated operating income was $60.9 million, compared to operating income of $53.2 million, net of $11.6 million in restructuring charges, in the prior year period. The lower relative operating income was largely a result of unfavorable corporate items. Full year 2012 diluted earnings per share from continuing operations was $1.26, within the Company’s previously announced guidance range of $1.22 to $1.28. Full year cash generated by continuing operating activities was a record high of $86.6 million.

“We finished strong in 2012. Activity levels picked up around the world as the year progressed and we closed the year with a record fourth quarter,” said Charlie Cannon, Chairman and Chief Executive Officer. “In 2012 we also made good progress on our 4G value creation strategies. We launched new products, completed a technology acquisition, grew our aftermarket revenue, opened a new plant in China to serve regional markets, and improved segment margins significantly over 2011’s results,” continued Cannon. “We started 2013 with higher backlog relative to last year’s and current order activity remains strong. However, a majority of our current backlog is scheduled for delivery after the first quarter. We anticipate a normal seasonally weak first quarter and earnings pickup in subsequent quarters in line with our historical seasonality trends.”

JBT FoodTech

JBT FoodTech’s fourth quarter revenue of $177.6 million and operating profit of $23.4 million were both record highs, representing increases of 17 percent and 63 percent, respectively, from the same period in 2011. Record fourth quarter sales of freezing, in-container, and fruit and juice processing equipment drove the increase in FoodTech revenue. Recurring revenue streams also continued to be strong. In addition to the volume increase, gains from margin improvement initiatives drove the year-over-year increase in operating profit and operating profit margin. FoodTech fourth quarter operating profit margin expanded 370 basis points to 13 percent. Inbound orders in the fourth quarter of $152.3 million increased 24 percent from the same period last year, primarily driven by demand for in-container processing, freezing and protein processing equipment. Backlog of $147.8 million increased 50 percent from the fourth quarter of 2011.

JBT AeroTech

JBT AeroTech’s fourth quarter revenue of $114.5 million decreased 4 percent from the prior year quarter. Higher revenue from ground support equipment and military loader sales was more than offset by lower revenue from gate equipment projects as a large multi-year mobile air-conditioning equipment order for the U.S. military was completed earlier in 2012. Despite the overall lower volume in the quarter, segment operating profit margin expanded 140 basis points to a record high of 11 percent. Improved sales mix between product lines and lower operating costs largely drove the operating profit margin improvement. Inbound orders in the fourth quarter of $79 million decreased 6 percent from the prior year quarter. Strong order activity in ground support equipment was more than offset by lower activity in gate equipment. Backlog of $135.3 million was lower than in the prior year period by $12 million. The unfavorable comparison, however, is driven by the removal of $17.5 million of backlog associated with two contracts with the U.S. Air Force. There were no deliveries on these contracts in either 2012 or 2011.

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Corporate Items

Corporate items in the fourth quarter decreased by $6.3 million year-over-year largely because $10.3 million in restructuring charges from the prior year period did not recur. For the full year, corporate items were higher by $13.6 million, after excluding $11.6 million in restructuring charges. The increase was largely a result of $6.1 million in higher compensation and pension expenses, including the impact of lower discount rates utilized to determine U.S. pension costs, and $5.2 million in lower mark-to-market gains on foreign currency transactions.

In the fourth quarter, the Company repurchased $3.6 million of its common stock. The Company also replaced the existing $225 million revolving credit facility with a new $300 million, 5-year facility. The new credit facility has more favorable terms and less restrictive covenants relative to the prior credit facility. Borrowings under the credit facility may be used for general corporate purposes, including working capital and acquisitions.

Full year cash generated by continuing operating activities was a record high of $86.6 million, which included the funding of $14.6 million to the Company’s pension and other postretirement plans in 2012 and $8.6 million in payments made in conjunction with the 2011 restructuring plan. The strong cash flow is primarily attributable to higher earnings, faster turnover in inventories, and higher advanced payments during 2012 than during 2011. The cash flow in turn resulted in a record low level of debt, net of cash, of $92.1 million at year-end.

Full year income tax expense for 2012 reflects an income tax rate of 31 percent. In the fourth quarter, we recognized $1.3 million in tax benefits due to enacted changes in Sweden’s corporate income tax rate. Extension of the U.S. research and development tax credit and the adoption of lower tax rates in certain international jurisdictions are expected to benefit the Company’s 2013 effective tax rate.

Full year capital expenditures totaled $24.7 million. The increase of $3.9 million from the prior year was largely due to the installation of leased juice extractors during 2012.

4G Value Creation Strategy Update

During 2012, the Company made good progress in its 4G value creation strategy initiatives across both its FoodTech and AeroTech segments. Following are some highlights:

Grow our technology advantage: FoodTech successfully launched a next-generation freezer belt line and completed the acquisition of rotary sterilization technology from H.G. Molenaar & Co. (Pty) Ltd., expanding JBT’s presence in sterilization technologies. AeroTech introduced several new mobile aviation support equipment products within its gate equipment business.

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Grow beyond the sale: Since its introduction in 2011, FoodTech’s PRoCARE™ service agreement program has rapidly grown to become a significant contributor to the segment’s recurring revenue stream. AeroTech further expanded its Refurbishment Medals Program by signing on a major freight carrier customer.

Grow where the world is growing fastest: JBT’s new facility in Kunshan, China, was launched in the fourth quarter to support growth in regional markets in both FoodTech and AeroTech. Orders in China for FoodTech’s new freezer line, with features tailored to developing markets, exceeded expectations.

Grow value and margins: Margin improvement initiatives in FoodTech and AeroTech delivered the expected margin improvements in 2012, with further progress anticipated in 2013.

Fourth Quarter Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EST on Thursday, March 7, 2013 to discuss the fourth quarter results. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID# 99762255, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EST on March 7, 2013.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$292.9	$271.5	$917.3	$955.8
Cost of sales	218.2	206.4	686.5	721.2

Gross profit	74.7	65.1	230.8	234.6

Selling, general and administrative expense	42.0	39.6	156.6	152.9
Research and development expense	3.8	4.2	14.3	18.5
Restructuring expense	0.4	10.3	0.1	11.6
Other expense (income), net	(0.3)	(1.2)	(1.1)	(1.6)

Operating income	28.8	12.2	60.9	53.2

Net interest expense	(1.7)	(1.5)	(6.9)	(6.4)
Income from continuing operations before income taxes	27.1	10.7	54.0	46.8
Provision for income taxes	8.1	3.3	16.9	16.0
Income from continuing operations	19.0	7.4	37.1	30.8
Loss from discontinued operations, net of taxes	(0.5)	(0.2)	(0.9)	(0.3)
Net income	$18.5	$7.2	$36.2	$30.5

Basic earnings per share:
Income from continuing operations	$0.65	$0.26	$1.27	$1.07
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.01)
Net income	$0.64	$0.25	$1.24	$1.06

Diluted earnings per share:
Income from continuing operations	$0.64	$0.25	$1.26	$1.05
Loss from discontinued operations	(0.01)	-	(0.03)	(0.01)
Net income	$0.63	$0.25	$1.23	$1.04

Weighted average shares outstanding
Basic	29.1	28.8	29.1	28.8
Diluted	29.6	29.4	29.5	29.3

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue

JBT FoodTech	$177.6	$151.9	$548.5	$542.6
JBT AeroTech	114.5	119.2	366.0	407.4
Other revenue (1) and intercompany eliminations	0.8	0.4	2.8	5.8
Total revenue	$292.9	$271.5	$917.3	$955.8

Income before income taxes

Segment operating profit
JBT FoodTech	$23.4	$14.4	$53.2	$42.3
JBT AeroTech	13.1	12.0	34.3	36.0
Total segment operating profit	36.5	26.4	87.5	78.3

Corporate items
Corporate expense	(6.1)	(4.7)	(18.4)	(16.9)
Other (expense) income, net (2)	(1.6)	(9.5)	(8.2)	(8.2)
Net interest expense	(1.7)	(1.5)	(6.9)	(6.4)
Total corporate items	(9.4)	(15.7)	(33.5)	(31.5)

Income from continuing operations before income taxes	$27.1	$10.7	$54.0	$46.8

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other (expense) income, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Restructuring costs included in other (expense) income, net were:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

JBT FoodTech	$0.2	$10.3	$0.2	$11.6
JBT AeroTech	0.2	-	(0.1)	-
Total	$0.4	$10.3	$0.1	$11.6

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Inbound Orders

JBT FoodTech	$152.3	$122.8	$597.8	$537.7
JBT AeroTech	79.0	83.7	371.3	371.5
Other and intercompany eliminations	0.8	0.4	2.8	5.8

Total inbound orders	$232.1	$206.9	$971.9	$915.0

	December 31,
	2012	2011
Order Backlog

JBT FoodTech	$147.8	$98.5
JBT AeroTech	135.3	147.5

Total order backlog	$283.1	$246.0

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2012	2011
	(Unaudited)

Cash and cash equivalents	$99.0	$9.0
Trade receivables, net	188.4	189.4
Inventories	109.2	122.3
Other current assets	54.5	50.2
Total current assets	451.1	370.9

Property, plant and equipment, net	126.2	124.7
Other assets	100.7	96.6
Total assets	$678.0	$592.2

Short term debt and current portion of long-term debt	$2.0	$4.4
Accounts payable, trade and other	88.7	82.5
Advance payments and progress billings	74.3	57.4
Other current liabilities	85.8	95.4
Total current liabilities	250.8	239.7

Long-term debt, less current portion	189.1	135.7
Accrued pension and other postretirement benefits, less current portion	104.6	109.2
Other liabilities	27.9	27.8
Common stock, paid-in capital and retained earnings	186.6	156.5
Accumulated other comprehensive loss	(81.0)	(76.7)
Total stockholders' equity	105.6	79.8
Total liabilities and stockholders' equity	$678.0	$592.2

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2012	2011

Cash Flows From Operating Activities:
Income from continuing operations	$37.1	$30.8

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	23.6	24.1
Other	15.4	10.0

Changes in operating assets and liabilities:
Trade accounts receivable, net	2.3	0.2
Inventories	14.6	(19.8)
Accounts payable, trade and other	5.2	(2.0)
Advance payments and progress billings	15.8	7.4
Other - assets and liabilities	(27.4)	(13.7)

Cash provided by continuing operating activities	86.6	37.0

Cash required by discontinued operating activities	(0.6)	(0.6)

Cash Flows From Investing Activities:
Acquisitions	(10.0)	-
Capital expenditures	(24.7)	(20.8)
Other	2.1	(0.6)

Cash required by continuing investing activities	(32.6)	(21.4)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	51.2	(6.8)
Dividends paid	(8.5)	(8.4)
Purchase of stock held in treasury	(3.6)	(0.3)
Other	(3.0)	(3.0)

Cash provided (required) by financing activities	36.1	(18.5)

Effect of foreign exchange rate changes on cash and cash equivalents	0.5	(1.2)

Increase (decrease) in cash and cash equivalents	90.0	(4.7)

Cash and cash equivalents, beginning of period	9.0	13.7

Cash and cash equivalents, end of period	$99.0	$9.0